Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports First Quarter Net Income per Share of $0.95 and
Operating Income per Share of $1.43;
Combined Ratio Is 88.1%
     WARREN, New Jersey, April 23, 2009 — The Chubb Corporation [NYSE: CB] today reported that net income in the first quarter of 2009 was $341 million or $0.95 per share, compared to $664 million or $1.77 per share in the first quarter of 2008.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, declined to $514 million from $620 million in the first quarter of 2008. Operating income per share decreased 13% to $1.43 in the first quarter of 2009 from $1.65 in the first quarter of 2008.
     Net written premiums for the first quarter decreased 7% to $2.7 billion. Excluding the effect of currency fluctuation, premiums were down 2%. Premiums declined 5% in the U.S. and 12% outside the U.S. (increased 5% in local currencies).
     The first quarter combined loss and expense ratio was 88.1% in 2009, compared to 83.9% in 2008. The impact of catastrophes accounted for 0.9 percentage points of the combined ratio in the first quarter of 2009, compared to 1.8 percentage points in the first quarter of 2008. Excluding the impact of catastrophes, the first quarter combined ratio was 87.2% in 2009 and 82.1% in 2008. The expense ratio for the first quarter was 30.8% in 2009 and 30.5% in 2008.
     Property and casualty investment income after taxes for the first quarter declined 6% to $306 million in 2009 from $327 million in 2008, largely due to currency fluctuation.
     Net income for the first quarter of 2009 reflects net realized investment losses, including impairments, of $266 million before tax ($0.48 per share after-tax), stemming primarily from the company’s alternative investments. Realized gains and losses for alternative investments are generally reported on a one-quarter lag; the losses in the first quarter of 2009 reflect the significant global decline in asset values in the fourth quarter of 2008. Net income for the first quarter of 2008 included net realized investment gains of $68 million before tax ($0.12 per share after-tax).

     “In the first quarter, Chubb continued to perform well in a difficult economic and investment environment,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “We generated substantial underwriting profits, reflecting contributions from all of our business units, and our investment portfolio performed extremely well in what continued to be very volatile global capital markets.
     “In looking at developments in the quarter,” said Mr. Finnegan, “we were especially pleased by the continued improvement in premium rates, as evidenced by the fact that our Commercial and Professional Liability U.S. renewal rate changes were both positive for the first time in five years.”
     During the first quarter of 2009, Chubb repurchased 1,804,500 shares of its common stock at a total cost of $74 million (an average of $40.87 per share). As of March 31, 2009, there were 17,979,400 shares of common stock remaining for repurchase under the current authorization.
First Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums declined 4% in the first quarter to $843 million. CPI’s combined ratio for the quarter was 90.0%, compared to 84.8% in the first quarter of 2008. The impact of catastrophes accounted for 1.5 percentage points in the first quarter of 2009 and 1.7 points in 2008. Excluding the impact of catastrophes, CPI’s first quarter combined ratio was 88.5% in 2009 and 83.1% in 2008.
     Net written premiums for Homeowners declined 5%, and the combined ratio was 88.2%. Personal Automobile net written premiums declined 8%, and the combined ratio was 89.8%. Other Personal lines grew 1% and had a combined ratio of 97.4%.
     Chubb Commercial Insurance (CCI) net written premiums declined 6% in the first quarter to $1.3 billion. The combined ratio for the quarter was 90.2% in 2009 and 87.2% in 2008. The impact of catastrophes accounted for 1.0 percentage point in the first quarter of 2009 compared to 3.0 points in the first quarter of 2008. Excluding the impact of catastrophes, CCI’s first quarter combined ratio was 89.2% in 2009 and 84.2% in 2008.
     Average first quarter renewal rates in the U.S. were up 1% for CCI, which retained 85% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.0 to 1.
     Chubb Specialty Insurance (CSI) net written premiums were down 10% in the first quarter to $630 million. The combined ratio was 85.1%, compared to 78.1% in the first quarter of 2008.

     Professional Liability (PL) net written premiums declined 8%, and the business had a combined ratio of 91.3%. Average first quarter renewal rates in the U.S. were up 1% for PL, which retained 85% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.2 to 1.
     Surety net written premiums were down 22%, and the combined ratio was 38.3%.
Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s first quarter performance with investors and analysts today, April 23rd, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income:
Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss):
Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax:
Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost:
Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio:
The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.
Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation:
Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted.

FORWARD-LOOKING INFORMATION
     In the conference call identified above and otherwise, we may make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;
•	the effects of the outbreak or escalation of war or hostilities;
•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;
•	adverse changes in loss cost trends;
•	our ability to retain existing business and attract new business;
•	our expectations with respect to cash flow and investment income and with respect to other income;
•	the adequacy of our loss reserves, including:
–	our expectations relating to reinsurance recoverables;

–	the willingness of parties, including us, to settle disputes;

–	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

–	development of new theories of liability;

–	our estimates relating to ultimate asbestos liabilities;

–	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses; and

–	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;
•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;
•	the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:
–	claims and litigation arising out of stock option “backdating,” “spring loading” and other equity grant practices by public companies;

–	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

–	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

–	claims and litigation arising out of practices in the financial services industry;

–	claims and litigation relating to uncertainty in the credit and broader financial markets; and

–	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry, in particular contingent commissions and loss mitigation and finite reinsurance arrangements, arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;
•	the impact of legislative and regulatory developments on our business, including those relating to terrorism, catastrophes and the financial markets;
•	any downgrade in our claims-paying, financial strength or other credit ratings;
•	the ability of our subsidiaries to pay us dividends;
•	general economic and market conditions including:
–	changes in interest rates, market credit spreads and the performance of the financial markets;

–	currency fluctuations;

–	the effects of inflation;

–	changes in domestic and foreign laws, regulations and taxes;

–	changes in competition and pricing environments;

–	regional or general changes in asset valuations;

–	the inability to reinsure certain risks economically; and

–	changes in the litigation environment; and
•	our ability to implement management’s strategic plans and initiatives.
Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Three Months Ended
	March 31
	2009	2008
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,743	$2,936
Decrease in Unearned Premiums	83	40

Premiums Earned	2,826	2,976

Losses and Loss Expenses	1,615	1,584
Operating Costs and Expenses	843	894
Increase in Deferred Policy Acquisition Costs	(16)	(13)
Dividends to Policyholders	8	9

Underwriting Income	376	502

Investments
Investment Income Before Expenses	386	418
Investment Expenses	7	8

Investment Income	379	410

Other Income	4	3

Property and Casualty Income	759	915

CORPORATE AND OTHER	(63)	(54)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	696	861

Federal and Foreign Income Tax	182	241

CONSOLIDATED OPERATING INCOME	514	620

REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	(173)	44

CONSOLIDATED NET INCOME	$341	$664

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$306	$327

	Three Months Ended
OUTSTANDING SHARE DATA	March 31
(in millions)	2009	2008
Average Common and Potentially Dilutive Shares	358.3	375.8
Actual Common Shares at End of Period	352.1	365.5

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.43	$1.65
Realized Investment Gains (Losses)	(.48)	.12

Net Income	$.95	$1.77

Effect of Catastrophes	$(.05)	$(.09)

	Mar. 31	Dec. 31	Mar. 31
	2009	2008	2008
BOOK VALUE PER COMMON SHARE	$39.20	$38.13	$39.25

BOOK VALUE PER COMMON SHARE, with Available-for-Sale Fixed Maturities at Amortized Cost	38.43	38.38	38.47
PROPERTY AND CASUALTY UNDERWRITING RATIOS
THREE MONTHS ENDED MARCH 31

	2009	2008
Losses and Loss Expenses to Premiums Earned	57.3%	53.4%
Underwriting Expenses to Premiums Written	30.8	30.5

Combined Loss and Expense Ratio	88.1%	83.9%

Effect of Catastrophes on Combined Loss and Expense Ratio	.9%	1.8%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
THREE MONTHS ENDED MARCH 31

	2009	2008
	(in millions)
Paid Losses and Loss Expenses	$1,509	$1,416
Increase in Unpaid Losses and Loss Expenses	106	168

Total Losses and Loss Expenses	$1,615	$1,584

PROPERTY AND CASUALTY PRODUCT MIX
THREE MONTHS ENDED MARCH 31

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2009	2008	(Decrease)	2009	2008
	(in millions)
Personal Insurance
Automobile	$131	$142	(8)%	89.8%	93.1%
Homeowners	514	539	(5)	88.2	80.1
Other	198	196	1	97.4	93.9

Total Personal	843	877	(4)	90.0	84.8

Commercial Insurance
Multiple Peril	269	295	(9)	85.7	78.4
Casualty	409	460	(11)	102.7	92.4
Workers’ Compensation	236	248	(5)	87.7	82.9
Property and Marine	346	337	3	80.9	93.1

Total Commercial	1,260	1,340	(6)	90.2	87.2

Specialty Insurance
Professional Liability	553	604	(8)	91.3	83.7
Surety	77	99	(22)	38.3	30.8

Total Specialty	630	703	(10)	85.1	78.1

Total Insurance	2,733	2,920	(6)	88.8	84.1

Reinsurance Assumed	10	16	(38)	*	*

Total	$2,743	$2,936	(7)	88.1	83.9

*	Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.